Exhibit 99.2

PARTICIPANT DIRECTIVE
FOR PARTICIPANTS IN THE
HIGHLANDS BANK EMPLOYEE STOCK OWNERSHIP PLAN
___________________________________________________________________________________________

This Participant Directive has been prepared in connection with the solicitation of proxies by BOJ Bancshares, Inc., a Louisiana corporation (“BOJ”), from its shareholders. Under the terms of the Highlands Bank Employee Stock Ownership Plan (the “ESOP”), you have the right to direct the trustees of the ESOP (together, the “Trustee”) to vote the common stock of BOJ (the “BOJ Stock”) allocated to your account under the ESOP with respect to the approval of the following:

1.
A proposal to adopt the Agreement and Plan of Reorganization, dated August 4, 2017, by and among Investar Holding Corporation (which we refer to as “Investar”), Investar Interim Corporation (which we refer to as the “Merger Subsidiary”), and BOJ, pursuant to which BOJ will merge with and into the Merger Subsidiary, and to approve the merger (which we refer to as the “merger proposal”);

The Agreement and Plan of Reorganization and the related merger are described in detail in the Form S-4 Registration Statement of Investar Holding Corporation dated [ ], 2017, and previously distributed to you along with this Participant Directive.
To the extent you do not timely and properly direct the Trustee how to vote, the administrative committee of the ESOP (the “ESOP Committee”) will direct the Trustee as to how to vote the shares of BOJ Stock allocated to your account under the ESOP with respect to the approval of the Agreement and Plan of Reorganization and the merger. Further, if the Trustee, in accordance with their independent judgment, determines that following your directions would violate the Employee Retirement Income Security Act of 1974, as amended, the Trustee is not required to follow your directions and instead will vote the shares of BOJ Stock allocated to your account under the ESOP in their discretion and in the best interest of the ESOP participants.

I hereby direct the Trustee to vote the BOJ common stock held in my account under the ESOP as follows:

1.
A proposal to approve the Agreement and Plan of Reorganization, dated as of August 4, 2017, by and among Investar, the Merger Subsidiary, and BOJ, pursuant to which BOJ will merge with and into the Merger Subsidiary, and to approve the merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please sign your name, date and mail promptly in the postage-paid return envelope. Make all choices with an “x” or “√”.

Signature: _________________________________________________

Printed Name: ______________________________________________

Date: _____________________________________________________

This Participant Directive must be received by the Independent Tabulator on or before 5:00 p.m. Central Time on [ ], 2017.

Return this Participant Directive via U.S. First Class Mail to:

Attn: Heather Spillman
BOJ Bancshares, Inc.
1542 Charter Street
Jackson, Louisiana 70748